Tenable Announces Closing of New $400M Secured Revolving Credit Facility
COLUMBIA, Md. (October 13, 2026) — Tenable® Holdings, Inc. (NASDAQ: TENB), the exposure management company, today announced it has entered into a credit agreement (the “Credit Agreement”) that provides for a $400.0 million senior secured revolving credit facility (the “Revolving Facility”). The Revolving Facility, combined with the previously announced convertible note financing in September, completes the refinancing of Tenable’s prior credit agreement consisting of a previously outstanding Term Loan B facility and replaces the revolving credit facility which matured in July. The Revolving Facility is initially undrawn and is put in place to give Tenable additional flexibility with its capital allocation.
Revolving loans under the Credit Agreement will mature on the fifth anniversary of the effective date, on October 13, 2031, subject to a springing maturity date of 91 days inside the maturity of other material indebtedness, as well as certain exceptions and limitations.
JPMorgan Chase Bank, N.A., acted as the administrative agent, collateral agent and L/C issuer for the Credit Agreement. Cooley LLP acted as legal counsel to Tenable.
About Tenable
Tenable® is the exposure management company, exposing and closing the cybersecurity gaps that erode business value, reputation and trust. The company’s AI-powered exposure management platform radically unifies security visibility, insight and action across the attack surface, equipping modern organizations to protect against attacks from IT infrastructure to cloud environments to critical infrastructure and everywhere in between. By protecting enterprises from security exposure, Tenable reduces business risk for over 40,000 customers around the globe. Learn more at tenable.com.
Forward Looking Statements This press release contains “forward-looking” statements, as that term is defined under the federal securities laws, including statements concerning the Revolving Facility, the maturity thereof, and the anticipated use of any borrowings therefrom. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Tenable's control. Tenable's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to those detailed in Tenable's Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2025, in Tenable's quarterly reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026 and in other filings and reports that Tenable may file from time to time with the SEC. The forward-looking statements included in this press release represent Tenable's views as of the date of this press release. Tenable anticipates that subsequent events and developments will cause Tenable's views to change. Tenable undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Tenable's views as of any date subsequent to the date of this press release.
Contact Information:
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